Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Darryl Cater, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

DECLARES DIVIDEND TO COMMON STOCKHOLDERS

OAK BROOK, Ill. (April 18, 2006) – Inland Real Estate Corporation (NYSE: IRC) announced today that the Company has declared a cash dividend of $0.08 per share on the outstanding shares of its common stock, payable on May 17, 2006 to common stockholders of record at the close of business on May 1, 2006.  Inland Real Estate Corporation has approximately 67.5 million shares of common stock outstanding.  The aggregate cash dividend paid to a particular common stockholder of record will be rounded to the nearest $0.01, up or down, with $0.005 or more being rounded up.  The Company currently pays an annual cash dividend of $0.96 per share, distributing equal portions of $0.08 per share to stockholders on a monthly basis.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 145 neighborhood, community and single-tenant retail centers located primarily in the midwestern United States.  To learn more about the Company, please visit http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Paying Agent:  Registrar and Transfer Company, (800) 368-5948